H.F. AHMANSON & COMPANY               HOME SAVINGS OF AMERICA
4900 RIVERGRADE ROAD                     SAVINGS OF AMERICA      NEWS
IRWINDALE, CALIFORNIA 91706
(818) 814-7922


FOR IMMEDIATE RELEASE                              Contacts:
                                                   Media:       Mary Trigg
                                                              818-814-7922
                                                   Investor:  Steve Swartz
                                                              818-814-7986

           AHMANSON REPORTS THIRD QUARTER EARNINGS PER SHARE OF $0.56
                PRIOR TO CHARGE FOR FIRST INTERSTATE BRANCHES
                         AND SAIF RECAPITALIZATION

     Irwindale, CA, October 16, 1996 -- H.F. Ahmanson & Company, (AHM-NYSE), parent company of Home Savings of America, today reported third quarter net income of $73.2 million, or $0.56 per fully diluted common share, before the after tax charges of $8.3 million, or $0.07 per share, related to the acquisition of 61 former First Interstate Bank branches from Wells Fargo & Company, and $144.4 million, or $1.34 per share, for the special assessment to recapitalize the Savings Association Insurance Fund (SAIF). Including these charges, the company recorded a net loss of $79.5 million, or $0.85 per share.

     In the 1995 third quarter, net income was $273.0 million, or $2.03 per fully diluted common share, which included an after tax gain of $252.7 million from the sale of the company's New York branch system. Before the gain and certain charges taken in the third quarter of 1995, the company earned $65.6 million or $0.44 per fully diluted common share.

     Commenting on the third quarter results, Charles R. Rinehart, Chairman and Chief Executive Officer of Ahmanson and Home Savings, said, "We are quite pleased with the company's progress in delivering stronger fee income and controlling expenses. Despite continued high credit costs, we are encouraged by declines in nonperforming assets and other signs of improvement in asset quality.

     "The successful completion of the acquisition of 61 former First Interstate branches and accompanying customer base and employees has accelerated our entry into small business banking, which is a major element of our plan to become a real power in full-service consumer banking," continued Rinehart. "We are now able to offer a complete range of products and services to consumers and small business customers, including business loans and lines of credit, a variety of business deposit products, and a full complement of cash management services, all of which are expected to contribute to our future results and to achieving our ROE goal of 15%."

     For the first nine months of 1996, the company's net income, before the third quarter 1996 charges, was $206.7 million, or $1.49 per fully diluted common share. Including these charges, net income was $54.0 million, or $0.16 per share. This compares with $155.5 million, or $1.00 per share, for the first nine months of 1995, which included the sale of the New York branches and the adoption of an accounting change that resulted in the write-off of $234.7 million of goodwill related to acquisitions prior to 1982.

     The acquisition of the 61 former First Interstate branches by Home Savings was completed at the close of business on September 20, 1996. In the transaction, the company acquired approximately $1.9 billion in deposits and $1.1 billion in loans. The company recorded approximately $185 million in goodwill related to the acquisition. The results of operations for the third quarter and nine months of 1996 include operating results of the acquired branches only after September 20, 1996.

     On September 30, 1996, President Clinton signed a bill that included a special assessment payable by all savings institutions to recapitalize SAIF. The special assessment will be payable in the fourth quarter of 1996, but has been reflected in Home Savings' third quarter results. Home Savings' share will be approximately $244 million on a pre-tax basis or $144.4 million after tax. Although savings institutions will still pay more than banks to the Federal Deposit Insurance Corporation (approximately $0.06 per $100 in deposits versus $0.01 to be paid by banks) for the next several years, the recapitalization of SAIF is a big step forward that allows Home Savings to compete on a more equal footing with banks.

     Rinehart noted, "The drop in deposit insurance premiums will add significantly to our company earnings going forward and we have sufficient capital following payment of the special assessment to continue to satisfy the regulatory test for being a well-capitalized financial institution."

RESULTS OF OPERATIONS

NET INTEREST INCOME

     Net interest income totaled $306.2 million for the third quarter of 1996, compared to $314.4 million in the third quarter of 1995. The decrease in net interest income from the third quarter of 1995 is due mainly to a decrease in average interest earning assets.

     For the third quarter of 1996, the net interest margin was 2.61%, compared to 2.47% in the third quarter of 1995. At September 30, 1996, the net interest margin was 2.67%.

OTHER INCOME

     In the third quarter of 1996, other income was $57.3 million, compared to $46.1 million in the third quarter of 1995, excluding the gain from the sale of the New York branch system.

     "We are particularly pleased with the strong improving trend in other fee income," Rinehart said. "Other fee income has shown steady increases from $26.7 million in last year's fourth quarter to $34.4 million in the third quarter of 1996. Increased revenue by the Personal Financial Services Division and by Griffin Financial Services, our insurance and investment brokerage subsidiary, accounted for most of the improvement."

GENERAL AND ADMINISTRATIVE EXPENSES
     General and administrative expenses totaled $448.3 million in the third quarter of 1996 including $243.9 million for the SAIF special assessment and $14.0 million associated with the acquisition of 61 former First Interstate Bank branches. This compares to $235.3 million in the third quarter of 1995, which included certain charges of $36.7 million. Excluding the SAIF recapitalization and acquisition charges, G&A expenses in the third quarter of 1996 were $190.4 million.

REAL ESTATE HELD FOR INVESTMENT

     The company added $19.0 million to its reserve for real estate investments in the third quarter of 1996, principally due to a revision in business plans for the disposition of one commercial project. REI assets now total $192.8 million, net of reserves.

CREDIT COSTS
     During the third quarter of 1996, the company provided $35.8 million for loan losses, compared to $29.2 million in the third quarter of 1995. During the first nine months of 1996, the company provided $115.6 million for loan losses compared to $81.2 million in the first nine months of 1995.

     Expenses for the operations of foreclosed real estate amounted to $25.2 million in the third quarter of 1996, compared to $21.0 million in the third quarter of 1995. During the first nine months of 1996, these expenses amounted to $78.2 million, compared to $61.7 million in the first nine months of 1995.

TAXES

     The company's results for the third quarter of 1996 and the nine months ended
September 30, 1996 included tax benefits of $19.0 million resulting from a reduction in the company's valuation allowance for deferred taxes. This reduction is attributable to the company's development of tax planning strategies relating to excess tax basis in certain investments.

ASSET QUALITY

     During the third quarter of 1996, nonperforming assets (NPAs) decreased by $56.1 million. This is the largest quarterly decline in NPAs since the fourth quarter of 1993. At September 30, 1996, NPAs reached their lowest level since August 1995 and totaled $897.6 million, or 1.77% of total assets, compared to $916.5 million or 1.81% of total assets at September 30, 1995. Troubled debt restructurings (TDRs) totaled $187.3 million at September 30, 1996.

     Net loan charge-offs for the third quarter of 1996 totaled $34.7 million, compared to $33.8 million in the third quarter of 1995. For the first nine months of 1996, net charge-offs totaled $112.9 million compared to $96.1 million in the first nine months of 1995.

     In 1996, NPAs peaked in February, and since then the company has experienced a trend of declines in NPAs along with improvements in other indicators of asset quality. Single family recoveries were $7.4 million in the third quarter of 1996, compared with $2.9 million in the third quarter of 1995.

LOAN ORIGINATIONS

     Home Savings funded $1.3 billion of residential mortgages in the third quarter of 1996, compared to $1.5 billion in the third quarter of 1995. Consumer loan production totaled $71.1 million during the quarter compared to $15.7 million in the third quarter of 1995. During the first nine months of 1996, the company originated $4.0 billion in residential mortgage loans and $139.3 million in consumer loans.

CAPITAL

     At September 30, 1996, Home Savings of America's capital ratios exceeded all regulatory requirements for well-capitalized institutions, the highest regulatory standard.

STOCK PURCHASE PROGRAM
     In the third quarter of 1996, the company purchased 1.9 million shares of its outstanding common stock at an average price per share of $25.48. Of the $150 million authorized for the company's second round of purchase activity, $82.4 million remains. Since initiating the first stock purchase program in October 1995, the company has purchased 13 million shares, or 11% of the then outstanding common shares, at an average price of $24.36.

     In addition, in the third quarter of 1996, the company redeemed its Preferred Stock, Series B. This redemption will contribute approximately $0.09 to annualized earnings per share.

     Kevin M. Twomey, Senior Executive Vice President and Chief Financial Officer, said, "We are pleased with the progress in executing our capital plan. The steps we have taken are an integral part of our efforts to enhance shareholder value."

     At September 30, 1996, the parent company had $132 million in cash, ample resources to complete the existing stock purchase program.

TAX CONTINGENCY

     The company's financial statements do not contain any benefit related to the company's recent determination that it is entitled to the deduction of the tax bases in certain state branching rights when the company sells its deposit branch businesses, thereby abandoning such branching rights in those states. The company's position is that the tax bases result from the tax treatment of property received as assistance from the Federal Savings and Loan Insurance Corporation (FSLIC) in conjunction with FSLIC-assisted transactions. The company's position regarding these tax benefits does not arise from or affect its lawsuit against the United States government that seeks damages for breach of contract arising from the requirement under FIRREA that supervisory goodwill be deducted from capital in calculating compliance with regulatory capital requirements.

     From 1981 through 1985, the company acquired thrift institutions in six states through FSLIC-assisted transactions. No goodwill relating to these acquisitions remains on the books of the company. The company's position is that assistance received from the FSLIC included out-of-state branching rights valued at approximately $740 million. As of September 30, 1996, the company had sold its deposit branching businesses and abandoned such branching rights in four of these states, the first of which was Missouri in 1993. The potential tax benefit related to these abandonments as of September 30, 1996 could approach $167 million. The potential deferred tax benefit related to branching rights not abandoned could approach $130 million.

     The Internal Revenue Service (IRS) is currently examining the company's 1993 federal income tax return, including the company's recently proposed adjustment related to the abandonment of its Missouri branching rights. The company, after consultation with its tax advisors, believes that its position with respect to the tax treatment of these rights is the correct interpretation under the tax and regulatory law. However, the company also believes that its position has never been directly addressed by any judicial or administrative authority. It is therefore impossible to predict either the IRS response to the company's position, or if the IRS contests the company's position, the ultimate outcome of litigation that the company is prepared to pursue. Because of these uncertainties, the company cannot presently determine if any of the above described tax benefits will ever be realized and there is no assurance to that effect. Therefore, in accordance with generally accepted accounting principles, the company does not believe it is appropriate at this time to reflect these tax benefits in its financial statements. This position will be reviewed by the company from time to time as these uncertainties are resolved.
                                         ********
     H.F. Ahmanson & Company, with $50.6 billion in assets, is the parent company of Home Savings of America. Home Savings' deposit base is $35.4 billion. It operates 392 personal financial service centers in four states and 99 mortgage lending offices in nine states.
                                         ********
     Additional information, including monthly financial data, about H.F. Ahmanson & Company and Home Savings of America can be retrieved free of charge by using the following services:

   Corporate News on the Net: http://www.businesswire.com/cnn/ahm/htm
   Internet: http://www.investquest.com
   Fax-on-Demand: (614) 844-3860
   On-line BBS: (614) 844-3868

H. F. AHMANSON & COMPANY AND SUBSIDIARIES
CONSOLIDATED FINANCIAL HIGHLIGHTS (Unaudited)
(dollars in thousands except per share data)

At End of Period                               September 30, 1996   June 30, 1996      September 30,1995
----------------                               ------------------   -------------      ------------------
  Total assets                                   $ 50,588,224       $ 49,506,630         $ 50,575,203
  Investment portfolio                           $  1,063,932       $  1,124,122         $    791,969
  Loans receivable and mortgage-backed
    securities (MBS)                             $ 46,717,332       $ 45,855,263         $ 47,465,463
  ARMs included in loans receivable and MBS      $ 44,981,245       $ 44,365,520         $ 45,877,571
  Allowance for loan losses                      $    398,290       $    382,485         $    385,289
  Deposits                                       $ 35,399,443       $ 33,281,931         $ 34,617,805
  Borrowings                                     $ 11,255,882       $ 12,351,740         $ 11,757,400
  Stockholders' equity                           $  2,472,634       $  2,777,356         $  3,071,081
  Book value per common share                    $      18.86       $      19.78         $      20.50
  Tangible book value per common share           $      15.82       $      18.47         $      19.20
  Total common shares outstanding                 105,496,154        107,188,014          117,737,673

  Home Savings of America Capital Ratios (Fully Phased-in):
    Tangible capital (to adjusted total assets)          5.38%              6.00%                6.29%
    Core capital (to adjusted total assets)              5.39%              6.01%                6.30%
    Core capital (to risk-weighted assets)               8.51%              9.65%                9.99%
    Risk-based capital                                  10.65%             11.81%               12.93%
FOR THE THREE MONTHS ENDED
--------------------------
  Net interest income                            $    306,236       $    311,574         $    314,444
  Provision for loan losses                      $     35,783       $     33,901         $     29,175
  Net income (loss)                              $    (79,478)*     $     68,734         $    272,998
  Net income (loss) per fully diluted
    common share                                 $      (0.85)*     $       0.50         $       2.03
  Dividends per common share                     $       0.22       $       0.22         $       0.22
  Loans originated and purchased (includes
    FIB loans of $1.1 billion)                   $  2,489,651       $  1,438,941         $  1,545,219

  Average Interest Rates:
    Yield on loans and MBS                               7.39%              7.41%                7.50%
    Yield on investment portfolio                        8.25%              6.06%                6.33%
    Yield on interest-earning assets                     7.41%              7.39%                7.44%
    Cost of deposits                                     4.48%              4.45%                4.76%
    Cost of borrowings                                   6.39%              6.20%                6.92%
    Cost of interest-costing liabilities                 4.97%              4.91%                5.08%
    Interest rate spread                                 2.44%              2.48%                2.36%
    Net interest margin                                  2.61%              2.66%                2.47%
FOR THE NINE MONTHS ENDED
-------------------------
  Net interest income                            $    934,792                            $    919,863
  Provision for loan losses                      $    115,626                            $     81,184
  Income before cumulative effect of
    accounting change                            $     54,011                            $    390,237
  Net income                                     $     54,011                            $    155,495
  Net income per fully diluted
    common share                                 $       0.16                            $       1.00
  Dividends per common share                     $       0.66                            $       0.66
  Loans originated and purchased (includes
    FIB loans of $1.1 billion)                   $  5,268,371                            $  4,835,761

  Average Interest Rates:
    Yield on loans and MBS                               7.43%                                   7.25%
    Yield on investment portfolio                        6.76%                                   6.17%
    Yield on interest-earning assets                     7.42%                                   7.19%
    Cost of deposits                                     4.50%                                   4.55%
    Cost of borrowings                                   6.29%                                   6.74%
    Cost of interest-costing liabilities                 4.96%                                   4.93%
    Interest rate spread                                 2.46%                                   2.26%
    Net interest margin                                  2.64%                                   2.37%

 *Net income would have been $73.2 million or $0.56 per share before the SAIF special assessment and FIB acquisition charges.

H. F. AHMANSON & COMPANY AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION (Unaudited) (in thousands)

Assets                                    September 30, 1996  June 30, 1996  December 31, 1995   September 30, 1995
------                                    ------------------  -------------  -----------------   ------------------
Cash and amounts due from banks              $   758,312       $   722,581      $    752,878        $   645,369
Securities purchased under
   agreements to resell                          623,000           690,200           381,000            258,000
Other short-term investments                      14,517            13,797            13,278             13,840
                                             -----------       -----------      ------------        -----------
  Total cash and cash equivalents              1,395,829         1,426,578         1,147,156            917,209
Other investment securities held to
  maturity                                         2,440             2,443             2,448              4,941
Other investment securities available
  for sale                                         9,074             9,912             9,908             35,460
Investment in stock of Federal Home
  Loan Bank (FHLB)                               414,901           407,770           485,938            479,728
Mortgage-backed securities (MBS)
  held to maturity                             5,253,208         5,436,023         5,825,276         16,461,464
MBS available for sale                         9,610,020         9,923,982        10,326,866             34,236
Loans receivable less allowance
  for losses of
  $398,290 (September 30, 1996),
  $382,485 (June 30, 1996),
  $380,886 (December 31, 1995) and
  $385,289 (September 30, 1995)               31,728,580        30,375,794        30,273,514         30,830,642
Loans held for sale                              125,524           119,464           981,865            139,121
Accrued interest receivable                      215,238           218,529           228,111            158,139
Real estate held for development and
  investment (REI) less allowance
  for losses of
  $164,298 (September 30, 1996),
  $144,441 (June 30, 1996),
  $283,748 (December 31, 1995) and
  $321,209 (September 30, 1995)                  192,846           212,561           234,855            321,467
Real estate owned held for sale (REO)
  less allowance for losses of
  $36,126 (September 30, 1996),
  $37,493 (June 30, 1996),
  $38,080 (December 31, 1995) and
  $37,387 (September 30, 1995)                   277,594           260,735           225,566            212,612
Premises and equipment                           437,886           412,602           410,947            483,546
Goodwill and other intangible assets             321,088           140,022           147,974            152,497
Other assets                                     591,292           560,215           229,162            344,141
Income taxes                                      12,704              -                 -                  -
                                             -----------       -----------       -----------        -----------
                                             $50,588,224       $49,506,630       $50,529,586        $50,575,203
                                             ===========       ===========       ===========        ===========

Liabilities and Stockholders' Equity
------------------------------------

Deposits                                     $35,399,443       $33,281,931       $34,244,481        $34,617,805
Securities sold under agreements to
  repurchase                                   1,705,000         2,689,000         3,519,311          5,487,682
Other short-term borrowings                       50,000           200,000              -                  -
FHLB and other borrowings                      9,500,882         9,462,740         8,717,117          6,269,718
Other liabilities                              1,460,265         1,035,557           873,313            922,658
Income taxes                                        -               60,046           118,442            206,259
                                             -----------       -----------       -----------        -----------
  Total liabilities                           48,115,590        46,729,274        47,472,664         47,504,122
Stockholders' equity                           2,472,634         2,777,356         3,056,922          3,071,081
                                             -----------       -----------       -----------        -----------
                                             $50,588,224       $49,506,630       $50,529,586        $50,575,203
                                             ===========       ===========       ===========        ===========

H. F. AHMANSON & COMPANY AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)
(dollars in thousands except per share data)

                                                             For the Three Months Ended           For the Nine Months Ended
                                                         -----------------------------------------      September 30,
                                                         September 30,   June 30,   September 30, -------------------------
                                                               1996          1996          1995          1996        1995
                                                          ------------  -------------  -----------  ----------  -----------
Interest income:
  Interest on loans                                         $   567,001  $   559,078  $   576,205  $ 1,700,934  $ 1,822,277
  Interest on MBS                                               283,568      296,927      333,978      888,849      848,448
  Interest and dividends on investments                          17,406       11,231       38,983       40,298      121,989
                                                            -----------  -----------  -----------  -----------  -----------
      Total interest income                                     867,975      867,236      949,166    2,630,081    2,792,714
                                                            -----------  -----------  -----------  -----------  -----------
Interest expense:
  Deposits                                                      377,011      372,997      504,241    1,137,181    1,428,477
  Short-term borrowings                                          32,035       36,334       37,669      108,599      132,330
  FHLB and other borrowings                                     152,693      146,331       92,812      449,509      312,044
                                                            -----------  -----------  -----------  -----------  -----------
      Total interest expense                                    561,739      555,662      634,722    1,695,289    1,872,851
                                                            -----------  -----------  -----------  -----------  -----------
      Net interest income                                       306,236      311,574      314,444      934,792      919,863
Provision for loan losses                                        35,783       33,901       29,175      115,626       81,184
                                                            -----------  -----------  -----------  -----------  -----------
      Net interest income after provision
        for loan losses                                         270,453      277,673      285,269      819,166      838,679
                                                            -----------   ----------  -----------  -----------  -----------
Other income:
  Gain (loss) on sales of MBS                                      -             (29)       2,586          (29)      11,866
  Gain (loss) on sales of loans                                   3,307        6,166       (1,021)      24,501          989
  Servicing income                                               18,114       16,657       16,688       49,916       44,550
  Other fee income                                               34,386       31,291       26,542       92,496       76,896
  Gain on sale of retail deposit branch system                     -            -         514,671         -         514,671
  Gain on sales of investment securities                            313         -             142          313          254
  Other operating income                                          1,140        1,915        1,179        6,593          963
                                                            -----------  -----------  -----------  -----------  -----------
                                                                 57,260       56,000      560,787      173,790      650,189
                                                            -----------  -----------  -----------  -----------  -----------
Other expenses:
  General and administrative expenses (G&A)                     448,262      189,652      235,305      830,962      619,362
  Operations of REI                                              19,295        7,535       42,148       33,573       45,856
  Operations of REO                                              25,225       27,302       21,007       78,216       61,665
  Amortization of goodwill and other intangible assets            3,955        3,958        8,103       11,907       21,948
                                                            -----------  -----------  -----------  -----------  -----------
                                                                496,737      228,447      306,563      954,658      748,831
                                                            -----------  -----------  -----------  -----------  -----------
Income (loss) before provision for income taxes and
  cumulative effect of accounting change                       (169,024)     105,226      539,493       38,298      740,037
Provision for income taxes (benefit)                            (89,546)      36,492      266,495      (15,713)     349,800
                                                            -----------  -----------  -----------  -----------  -----------
Income (loss) before cumulative effect of accounting change     (79,478)      68,734      272,998       54,011      390,237
Cumulative effect of change in accounting for goodwill             -            -            -            -       (234,742)
                                                            -----------  -----------  -----------  -----------  -----------
Net income (loss)                                           $   (79,478) $    68,734  $   272,998  $    54,011  $   155,495
                                                            ===========  ===========  ===========  ===========  ===========
Income (loss) per common share - primary:
 Income (loss) before cumulative effect of accounting change$     (0.85) $      0.51  $      2.20  $      0.16  $      2.99
 Cumulative effect of change in accounting for goodwill             -            -            -            -          (1.99)
                                                            -----------  -----------  -----------  -----------  -----------
 Net income (loss)                                          $     (0.85) $      0.51  $      2.20  $      0.16  $      1.00
                                                            ===========  ===========  ===========  ===========  ===========
Income (loss) per common share - fully diluted:
 Income (loss) before cumulative effect of accounting change$     (0.85) $      0.50  $      2.03  $      0.16  $      2.80
 Cumulative effect of change in accounting for goodwill             -            -            -            -          (1.80)
                                                            -----------  -----------  -----------  -----------  -----------
 Net income (loss)                                          $     (0.85) $      0.50  $      2.03  $      0.16  $      1.00
                                                            ===========  ===========  ===========  ===========  ===========
Common shares outstanding, weighted average:
 Primary                                                    107,294,488  110,016,213  118,507,477  110,750,825  118,059,572
   Fully diluted                                            107,294,488  122,098,197  130,541,379  110,750,825  130,427,469
Return on average assets (1)                                      0.60%        0.56%        2.04%        0.56%        0.38%
Return on average equity (1)                                     10.86%        9.73%       37.72%        9.70%        7.28%
Return on average tangible equity (1),(2)                        12.07%       10.84%       42.71%       10.81%       21.10%
Efficiency ratio (1)                                             53.08%       52.75%       65.79%       53.20%       59.48%

(1) Excludes the effect of the SAIF recapitalization of $243.9 million and FIB acquisition costs of $14.0 million, which are included in G&A for the 1996 periods.
(2) Net income excluding amortization of goodwill and other intangible assets, and cumulative effect of change in accounting for goodwill, as a percentage of average equity excluding goodwill and other intangible assets.



                                  SIGNATURES



     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



Date:  October 16, 1996

                                          H. F. AHMANSON & COMPANY


                                          ----------------------------
                                          George Miranda
                                          First Vice President and
                                          Principal Accounting Officer